EXHIBIT 10.35

Letter of Understanding

The following is the letter of understanding between CSO srl, located at Via degli Stagnacci, 12/e Badia A Settimo, 50010 Italy (CSO) and Paradigm Medical Industries, Inc., located at 2355 South 1070 West Salt Lake City, UTAH  84119, United States of America, (Paradigm)

It is agreed between CSO and Paradigm that:

1)	CSO will manufacture and supply products for sale by Paradigm. (Please see list of items below) The list of products may be added to or modified from time to time as agreed by the parties.

2)	CSO agrees to manufacture the listed products with the Paradigm logo and markings.

3)	Paradigm is authorized to sell products with the Paradigm logo world-wide on a non-exclusive basis.

4)
CSO agrees that Paradigm is granted a twelve month exclusive right to sell the RETIMAX in North America.  (The twelve months will commence 60 days after the product is approved by the FDA)  The right is conditioned on Paradigm achieving an average sales rate of 5 units per month.  The exclusive right will be reviewed every six months for the first two years and every year thereafter.

5)
Paradigm will develop product support materials for the promotion and sales of the products.  CSO will supply Paradigm with photos and product information for use in promotional material and advertising.  Paradigm also agrees to attend conventions as required to support the sale of the products.

6)	Product~~s~~ pricing will be established by CSO. Price changes may be made with eight weeks prior written notice.

7)	Paradigm agrees to payment for products in a manner agreeable to both parties.

8)	Paradigm or CSO may end the sales/supply relationship with 6 months prior written notice.

9)	Any and all legal questions shall be resolved according to the laws of Italy.

CSO srl	Paradigm Medical Industries, Inc.

/s/ Srgio Mura	/s/ Stephen L. Davis
Sergio Mura	Stephen L. Davis President
(4/17/09)	(4/17/09)

/s/ Giuseppe Matteuzzi
Giuseppe Matteuzzi
(4/17/09)